Code of Ethics

Policy

BCM, consistent with industry and SEC requirements (SEC Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act, which is applicable if the firm acts as investment adviser to a registered investment company), has a written Code of Ethics ("Code") covering all supervised persons. The BCM Code requires high standards of business conduct, compliance with federal securities laws, reporting and recordkeeping of personal securities transactions and holdings, reviews and sanctions. The Code, while maintained as a separate document, is incorporated by reference and made a part of these Policies and Procedures.

Responsibility

It is every Employee's responsibility to conduct all business in an ethical manner. Compliance and the Partners are responsible for enforcing the Code. Compliance is responsible for the preparation, distribution, administration, review, and updating of our Code, and is responsible for overseeing the practices, disclosures, sanctions and recordkeeping requirements contained within it. Written notice of certain violations may be added to an employee's personnel file. Employees are made aware of these instances verbally prior to formal documentation.

Procedure

BCM's Code is to be reviewed and updated as needed, and include:

•	Formal adoption of the firm's Code by management;
•	All new Employees will receive the Code, and training, upon hire;
•	Compliance will annually distribute the firm's Code to all Employees;
•	Each employee must acknowledge receipt of the firm's Code initially upon hire and annually and return a signed acknowledgement/certification form to Compliance;
•	Compliance will periodically review and update the firm's Code as appropriate;
•	Compliance will periodically review each access person's personal transactions/holdings reports;
•	Employees are responsible for receiving pre-clearance for the trading of certain securities and for providing quarterly personal account statements to Compliance;
•	Compliance will retain relevant Code records as required, including but not limited to, the Code, acknowledgement/certification forms, initial and annual holdings reports, reports of personal securities transactions, violations and sanctions, among other documentation;
•	The firm's Disclosure Document (Form ADV Part 2) is periodically reviewed and amended by Compliance to be consistent with the firm's Code of Ethics and includes key components of the Code; and
•	Compliance is responsible for responding to any requests for the Code.